Exhibit 99.1

(2) 5,705,024 shares are held of record by Insight Venture Partners VII, L.P. (“IVP VII”). 2,511,472 shares are held of record by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”). 132,047 shares are held of record by Insight Venture Partners VII (Co-Investors), L.P. (“IVP VII Co-Investors”). 360,860 shares are held of record by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”). IVP VII, IVP Cayman VII, IVP VII Co-Investors and IVP Delaware VII are collectively referred to as the "Insight VII Funds." The amount listed as owned by each respective Insight VII Fund may be deemed to be attributable to each of the other Insight VII Funds and Insight Holdings Group, LLC (“Insight Holdings”) because Insight Holdings is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVP LP”), which in turn is the general partner of each of the Insight VII Funds. Jeff Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings and share voting and dispositive control of the shares held by the Insight VII Funds. The foregoing is not an admission by IVP LP, IVA Ltd or Insight Holdings that it is the beneficial owner of the shares held by the Insight VII Funds. Each of Messrs. Horing, Parekh and Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in these entities.